EXHIBIT 10.3

NON-EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This NON-EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (the “Agreement”) is made July 30, 2012 (the “Effective Date”) by and among Logica Lighting Control, LLC, a Minnesota Limited Liability Company, (formerly dba as SwitchGenie, LLC and hereinafter referred to as “Logica”), James F. Loughrey, a Minnesota resident (hereinafter “Jim”) and Blue Earth, Inc., a Nevada corporation (hereinafter “Blue Earth”).  Logica, Jim and Blue Earth may individually be called a “Party,” and shall collectively be called the “Parties.”

RECITALS

A.

WHEREAS, Logica designs and manufactures digital lighting control systems;

B.

WHEREAS, Blue Earth acquires companies and technologies in the clean technology industry;

C.

WHEREAS, Jim and Logica own several patents (the “Patents”) and other intellectual property (the “Intellectual Property”) relative to digital lighting mechanisms;

D.

WHEREAS, Logica, Jim and Blue Earth have agreed that

(i)

Logica will sell SwitchGenie products (“the Product”) to Blue Earth in accordance with the terms and conditions outlined herein, and

(ii)

Logica will provide Blue Earth with a non-exclusive license to the Patents, subject to the terms and conditions described herein.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, and promises of the Parties hereto, receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

LICENSE GRANT

1.1

Non-Exclusive License. Upon the Effective Date, Logica hereby grants to Blue Earth a non-exclusive, non-transferable, non-assignable, royalty-free license, without the right to sublicense or make modifications, under Jim and Logica’s Intellectual Property Rights and technical information related thereto for the Product.

1.2

License Grant Limitations. Except as expressly granted in Section 1 herein, this Agreement does not grant to Blue Earth any license to any individual patent, trademark, copyright, trade secret or any other Intellectual Property belonging to Jim or Logica.

1.3

Patent Rights.  Blue Earth acknowledges and agrees to the following: (i) except as expressly provided herein, Jim and Logica retain all rights in and to the Patents and  Intellectual Property described herein; (ii) title to the Patents and Intellectual Property does not pass to Blue Earth pursuant to this Agreement; (iii) Blue Earth’s rights with respect to the Patents and Intellectual Property will only be that of a licensee; and (iv) Blue Earth has no right, title, or interest in the Intellectual Property except as expressly provided in this Agreement.

ARTICLE II

PURCHASE

Neither Party shall construe this Agreement as an order for purchase of Product.  Blue Earth is under no obligation to place purchase orders for any quantity of Product. Likewise, Logica shall be under no obligation to accept any purchase orders for product not in production.

ARTICLE III

PURCHASE ORDER TERMS EXCLUDED

This Agreement shall govern all orders of Product by Blue Earth and shall supersede any conflicting or inconsistent terms on any Blue Earth purchase orders or confirmations. No additions or modifications are effective unless accepted by Logica in writing. All other terms in the purchase order and confirmation are expressly rejected.

ARTICLE IV

PRICING AND TAXES

4.1

The prices for the Product sold pursuant to this Agreement will be eighteen percent (18%) over Logica’s cost.  Logica shall provide Blue Earth with evidence sufficient to establish that Logica does not have to collect sales tax from any Customer. To the extent Logica is required to collect taxes, such taxes shall be added to the price of the order and paid by Blue Earth.

4.2

Prices do not include sales, use, excise value-added or other taxes or duties. All taxes and duties in effect or levied which are applicable to Blue Earth’s purchases shall be paid by Blue Earth.

ARTICLE V

TERMS OF PAYMENT

The terms of payment shall be consistent with and  no less favorable than those provided to other customers of Logica.

ARTICLE VI

WARRANTIES AND REPRESENTATIONS

6.1

All Parties warrant that, as of the Effective Date, each has full corporate power and authority to enter into and perform its obligations under this Agreement.

6.2

Jim and Logica warrant they own, or are licensed to make, have made, use, sell, offer for sale, reproduce and display, import, modify, have modified, improve, have improved, export and otherwise distribute and dispose the Product, including the right to grant sublicenses thereto, as set forth in this Agreement.

6.3

Jim and Logica warrant they have the right to grant the licenses set forth in Article 1 herein.

6.4

Jim and Logica warrant that, as of the Effective Date, they have no knowledge that the Products infringe any Intellectual Property Rights of any third party.

6.5

Blue Earth  represents and warrants that it is purchasing the Products solely for its own sale, and it will not act as a manufacturer, wholesaler, distributor or supplier of the Products, using the Intellectual Property Rights licensed herein, without prior written consent from Logica which consent shall not be unreasonably withheld.

ARTICLE VII

TERM

7.1

This Agreement shall be effective from the Effective Date until December 31, 2015.  However, upon mutual agreement and demonstrated in writing, Logica may renew the Agreement for a mutually agreeable term.

7.2

Termination For Cause. Either Party may terminate this Agreement for cause: (i) if the other Party is in material breach or default of any representation, warranty, covenant or agreement hereunder, which breach or default is not cured within thirty (30) days of receipt of written notice; (ii) if the other Party becomes insolvent, upon thirty (30) days’ written notice; or (iii) if the other Party becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law, whether domestic or foreign and whether voluntary or involuntary, which is not resolved favorably within ninety (90) days of commencement thereof.

7.3

 Effect of Termination. In the event of termination or expiration of this Agreement, Blue Earth’s payment obligations to Logica, which exist at the time of termination, shall continue, except in the event that Blue Earth terminates this Agreement as a result of Logica’s material breach. Logica agrees that upon termination or expiration, except termination for cause by Logica, Logica shall deliver to Blue Earth all Products for which Blue Earth has paid for. In the event of termination by Logica for cause, Logica may cancel outstanding orders and assert cancellation charges as described in Article 8 herein.

ARTICLE VIII

INDEMNITIES

8.1

Logica and Jim Indemnities - Logica and Jim agree to indemnify and hold harmless the Blue Earth and its members, partners, successors, assigns, heirs, insurers, agents, administrators, and executors from

(a)

any and all liabilities, losses, damages, costs, fees and expenses, including reasonable attorney’s fees, directly or indirectly, arising out of, or in any way associated with, the breach of Logica or Jim of any representation, warranty, covenant or agreement made herein; and

(b)

the failure of Logica or Jim to fulfill or perform any covenant, agreement or obligation to be performed by Logica or Jim contained herein.

8.2

The Blue Earth Indemnities – Blue Earth agrees to indemnify and hold harmless Jim, Logica and its members, partners, successors, assigns, heirs, insurers, agents, administrators, and executors from

(c)

any and all liabilities, losses, damages, costs, fees and expenses, including reasonable attorney’s fees, directly or indirectly, arising out of, or in any way associated with, the breach of Blue Earth of any representation, warranty, covenant or agreement made herein; and

(d)

the failure of Blue Earth to fulfill or perform any covenant, agreement or obligation to be performed by Blue Earth contained herein.

ARTICLE IX

CONFIDENTIAL INFORMATION

9.1

Confidential Information.

9.1.1

“Confidential Information” means information that is proprietary to Logica or others and entrusted to Logica, whether or not trade secrets, and includes, but is not limited to, records, lists, and knowledge of Logica’s customers, suppliers, methods of operation and installation, processes, training techniques, methods, and materials, technical information, trade secrets, methods of determination of prices, financial condition, profits, sales, net income, products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, and business plans or other subject matter pertaining to any business of Logica or any of its affiliates, clients, consultants, licensees, suppliers or licensors.

9.1.2

Confidential Information also includes information relating to business plans and to business as conducted or anticipated to be conducted, any information contained in the provisions of this Agreement, and all information related to past, current or anticipated products.

9.1.3

Confidential Information also includes, without limitation, information concerning research, operations, development, purchasing, accounting, techniques, formulas, intellectual property, know-how, marketing, selling services and strategies relating to Logica’s business. All information that Blue Earth has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Blue Earth and without regard to the manner in which Blue Earth obtains access to this and any other proprietary information.

9.2

The Confidential Information:

9.2.1

May be used by Blue Earth solely in connection with the furtherance of the this Agreement; and

9.2.2

Will be kept confidential and not disclosed by Blue Earth to any other person, except that Confidential Information may be disclosed to any of Blue Earth's affiliates, directors, officers, employees, attorneys, accountants, consultants, advisors and agents (collectively, its "Representatives") who require access to such Confidential Information in connection with the evaluation of potential business transactions between Logica and Blue Earth. Blue Earth agrees that any of its Representatives to whom Confidential Information is disclosed will be informed of the confidential or proprietary nature thereof and of Blue Earth’s obligations under this Agreement and that Blue Earth shall be responsible for any use or disclosure of Confidential Information by any of its Representatives. Blue Earth further agrees to provide each of its Representatives who will or may come in contact with such Confidential Information a copy of this Agreement, and/or a summary document disclosing the terms of this Agreement.

9.3

The term "Confidential Information" shall not include, and Blue Earth shall not be under any obligation to maintain in confidence or not use, any information (or any portion thereof) disclosed to it by Logica to the extent that such information:

9.3.1

is in the public domain at the time of disclosure; or

9.3.2

following disclosure, becomes generally known or available through no act or omission on the part of Blue Earth; or

9.3.3

is known, or becomes known, to Blue Earth from a source other than Logica or its Representatives (as defined herein), provided that disclosure by such source is not in breach of a confidentiality agreement with Logica; or

9.3.4

is independently developed by Blue Earth without violating any of its obligations under this Agreement; or

9.3.5

is legally required to be disclosed by judicial or other governmental action; provided, however, that prompt notice of such judicial or other governmental action shall have been given to Blue Earth and Blue Earth shall be afforded the opportunity (consistent with the legal obligations of Blue Earth) to exhaust all reasonable legal remedies to maintain the Confidential Information in confidence.

9.4

Nondisclosure of Confidential Information.  During the term of this Agreement and for a period lasting indefinitely after the termination of this Agreement, Blue Earth shall not use for any purpose or disclose to any person or entity any Confidential Information acquired from Logica. Blue Earth shall not, directly or indirectly, copy, take, or remove from Logica’s premises, any of Logica’s books, records, customer lists, or any other documents or materials.

9.5

Return of Confidential Information.  Upon termination of this Agreement, Blue Earth will deliver to Logica all written and tangible material in Blue Earth’s possession incorporating the Confidential Information or otherwise relating to Logica’s business including but not limited to any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, manuals, letters, notebooks, models or other materials or property, or copies or reproductions of any aforementioned items belonging to Logica, its successors or assigns. Blue Earth will not retain or deliver to anyone else any written or other tangible material containing any information concerning or disclosing any of the Confidential Information of Logica and its clients or suppliers. These obligations with respect to Confidential Information extend to information belonging to customers and suppliers of Logica that Blue Earth becomes aware of during the term of this Agreement.

ARTICLE X

REMEDIES

10.1

The Parties acknowledge and agree that the covenants set forth in this Agreement are reasonable and necessary for the protection of their business interests, that the agreed upon terms will not interfere with either Party’s ability to earn a living, that irreparable injury will result to an aggrieved Party if the other Party breaches the terms of this Agreement, and that in the event of an actual breach by a Party of any provision contained in this Agreement the aggrieved Party will have no adequate remedy at law.

10.2

The Parties agree that, in the event of any actual breach by a Party of any of the provisions of this Agreement, the aggrieved Party shall be entitled to injunctive and other equitable relief without:

(a)

the necessity of showing actual damages; and

(b)

the necessity of showing that monetary damages are an inadequate remedy.

10.3

The Parties agree that the prevailing Party in any dispute or litigation concerning

(a)

the terms of this Agreement;

(b)

a breach of the terms of the Agreement; or

(c)

any other matter in which a court awards or denies injunctive or equitable relief with regard to the terms of the Agreement shall be entitled to recover from the non-prevailing Party all costs, attorneys’ fees and other expenses incurred by such prevailing Party.

10.4

Nothing in this Agreement shall be construed as prohibiting an aggrieved Party from pursuing any other remedies available to it for such breach, including the recovery of any damages that it is able to prove under this Agreement.

10.5

All rights and remedies of each of the Parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1

This Agreement is contractual in nature, and not merely recitals by the Parties. By entering into this Agreement, each Party agrees that it contains the full and complete expression of their obligations and rights.

11.2

ASSIGNMENT - This Agreement may not be assigned by either Party without the prior written consent of the non-assigning Party.

11.3

NOTICES - All notices, reports, records, or other communications that are required or permitted to be given to either Party under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address:

To Logica or Jim:

4576 Echo Lane

Stacy MN  55079

With a copy to:

Kennedy Law Offices, P.A.

2600 Eagan Woods Drive, Suite 270

Eagan, MN  55121

Attention:  Michael Kennedy

To Blue Earth:

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada  89052

With a copy to:

Davidoff Hutcher & Citron LLP

605 Third Avenue – 34th Floor

New York, NY  10158

Attention:  Elliot H. Lutzker

11.4

COSTS - The Parties shall pay all of their own respective costs and expenses incurred in negotiating and preparing this Agreement, including, but not limited to, legal and accounting fees and expenses.

11.5

WAIVER - Neither this Agreement nor any of its provisions may be waived by either Party except in writing. The failure of either Party to enforce any right arising under this Agreement on one or more occasion(s) will not operate as a waiver of that or any other right on that or any other occasion.

11.6

POST CLOSING OBLIGATONS - The Parties shall cooperate and execute and deliver, as requested by either Party, such additional documents and instruments as may be required to complete this Agreement and release any and all claims and liabilities as have been described herein.

11.7

NON-DISPARAGEMENT PROVISION - The Parties agree not to make any statements, whether written or verbal, or cause or encourage others to make any statements, whether written or verbal, that defame, disparage, or in any way criticize the personal or business reputation, practices, or conduct of the other Party.

11.8

ENTIRE AGREEMENT AND MODIFICATION - This Agreement shall be the entire agreement of the Parties and supersede all prior oral or written agreements and understandings with respect to a settlement concerning the subject matter herein. This Agreement may not be amended or modified except in a writing signed by both of the Parties. The Parties declare that no promise or inducement has been made or offered for this Agreement except as set forth herein, and that this Agreement is executed without reliance upon any statements or representations made by or on behalf of either Party or their representatives concerning the nature or extent of loss, injuries and damages, or the probable or possible consequences thereof.

11.9

VENUE - This Agreement shall be construed and enforced under, and in accordance with, the laws of the state of Minnesota.

11.10

SEVERABILITY - Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions herein.

11.11

SURVIVAL - The representations, warranties, covenants and agreements of Blue Earth, Logica and Jim will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby regardless of any investigation that may have been made at any time by or on behalf of the party to which such representations, warranties, covenants and agreements are made.

IN WITNESS WHEREOF, the Parties have hereto set their signatures effective as of the day and year first set forth above.

Logica, LLC

By: /s/ James F. Loughrey	Date: 7/27/2012
James F. Loughrey, President

Blue Earth, Inc.

By: /s/ Johnny R. Thomas	Date: 7/30/2012
Johnny R. Thomas, Chief Executive Officer

James F. Loughrey, Individually

/s/ James F. Loughrey	Date: 7/27/2012